Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related prospectus of Northern Oil and Gas, Inc. for the registration of debt securities and to the incorporation by reference of our report dated March 4, 2011, with respect to the balance sheet of Northern Oil and Gas, Inc., as of December 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2011.

/s/ Mantyla McReynolds LLC

Mantyla McReynolds

Salt Lake City, Utah

June 21, 2012